Exhibit 99.1

NEWS RELEASE
Investor Relations Contact: Pamela Keefe (802) 747-5435
Media Contact: Steve Costello (802) 747-5427 (802) 742-3062 (beeper)
For Immediate Release: Jan. 20, 2010

Central Vermont Public Service Issues 2010 Earnings Guidance and Announces Date for Release of 2009 Earnings Results
RUTLAND, Vt. – Central Vermont Public Service (NYSE: CV) issued 2010 earnings guidance today, stating that for the year, the company anticipates earnings in the range of $1.55 to $1.70 per diluted share of common stock. As part of the alternative regulation plan base rate filing approved by the Vermont Public Service Board, the company’s allowed rate of return will be 9.59 percent, down from 9.77 percent.

“Earnings this year are affected by a lower allowed return on equity, which, according to our Alternative Regulation Plan, is a function of the change in Treasury yields versus last year,” said CVPS Chief Financial Officer Pamela Keefe. “The quarterly power adjustment and annual earnings sharing mechanisms within our Alternative Regulation Plan should keep us within this range.”

“Cost controls continue to play an important role in our efforts on behalf of customers and shareholders,” President and CEO Bob Young said.  “There will be upward pressure on power costs in the years ahead, but we continue to provide rates that are among the lowest in the Northeast, and remain a good value for customers and investors.”

CVPS will release its 2009 year-end earnings results before the market opens on Monday, March 15. Young and Keefe will host an earnings conference call at 2 p.m. EST that day.  At that time, they will discuss the company’s financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS Year-End 2009 Earnings Call" link on the investor relations section of the company's website at www.cvps.com. The dial-in number is: (Toll Free) 1-877- 407-8031 or (International) 1-201-689-8031. An audio archive of the call will be available at approximately 3:00 p.m. EST at the same location or by dialing (Toll Free) 1-877-660-6853 or (International) 1-201-612-7415 and entering Account #: 286 and Conference ID #: 341962

CEO Bob Young and CFO Pamela Keefe will make a presentation on the company’s strategy and 2010 expectations to the Wall Street Utility Group on February 2, 2010 at 4 p.m. EST.

CVPS is Vermont's largest electric utility, serving approximately 159,000 customers statewide.  CVPS’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend upon, among other things, the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.